Registration Statement No. 333-248233

Filed Pursuant to Rule 433

Supplementing the Preliminary

Prospectus Supplement

Dated March 2, 2021

(To Prospectus dated August 21, 2020)

Pricing Term Sheet

2.400% Senior Notes due 2031 (the “Notes”)

The information in this pricing term sheet relates only to the offering of Notes (the “Notes Offering”) and should be read together with (i) the preliminary prospectus supplement dated March 2, 2021 relating to the Notes Offering, including the documents incorporated by reference therein, and (ii) the related base prospectus dated August 21, 2020, each filed pursuant to Rule 424(b) under the Securities Act of 1933, as amended, Registration Statement No. 333-248233.

Issuer:	Flowers Foods, Inc.

Security:	2.400% Senior Notes due 2031

Offering Format:	SEC Registered

Principal Amount:	$500,000,000

Maturity Date:	March 15, 2031

Coupon:	2.400% per year

Interest Payment Dates:	Semiannually on March 15 and September 15, commencing on September 15, 2021

Spread to Benchmark Treasury:	105 bps

Benchmark Treasury:	1.125% due February 15, 2031

Benchmark Treasury Yield:	1.405%

Benchmark Treasury Price:	97-13

Yield to Maturity:	2.455%

Price to Public:	99.514% of principal amount

Redemption Provisions:

Make-Whole Call:	Prior to December 15, 2030, Treasury plus 20 bps

Par Call:	At any time on or after December 15, 2030

Change of Control:	Upon the occurrence of a change of control triggering event, we may be required to offer to repurchase all or a portion of the Notes at a price equal to 101% of principal plus accrued and unpaid interest to, but excluding, the repurchase date

Day Count Convention:	30/360

Trade Date:	March 2, 2021

Settlement Date*:	March 9, 2021 (T+5)

CUSIP / ISIN:	343498 AC5 / US343498AC58

Denominations:	$2,000 x $1,000

Expected Ratings**:	Baa2 Stable Outlook by Moody’s Investors Service, Inc.
BBB Stable Outlook by Standard & Poor’s Ratings Services
BBB Stable Outlook by Fitch Ratings

Joint Book-Running Managers:	Deutsche Bank Securities Inc.
BofA Securities, Inc.
Wells Fargo Securities, LLC
Rabo Securities USA, Inc.

Co-Managers:	PNC Capital Markets LLC
Regions Securities LLC
RBC Capital Markets, LLC
Siebert Williams Shank & Co., LLC
Truist Securities, Inc.

*Pursuant to Rule 15c6-1 under the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in two business days unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers of the notes who wish to trade the notes on any date prior to the second business day before delivery thereof will be required, by virtue of the fact that the notes initially will settle in T+5, to specify an alternative settlement cycle at the time of any such trade to prevent failed settlement.

**Note: A securities rating is not a recommendation to buy, sell or hold these Notes. Each rating may be subject to revision or withdrawal at any time, and should be evaluated independently of any other rating.

The issuer has filed a registration statement, a prospectus, and a prospectus supplement with the U.S. Securities and Exchange Commission (SEC) for the offering to which this communication relates. Before you invest, you should read the prospectus and the prospectus supplement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.

You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus and the prospectus supplement if you request them by calling BofA Securities, Inc. toll free at 1 (800) 294-1322 and Deutsche Bank Securities Inc. at 1 (800) 503-4611.

Any legends, disclaimers or other notices that may appear below are not applicable to this communication and should be disregarded. Such legends, disclaimers or other notices have been automatically generated as a result of this communication having been sent via Bloomberg or another system.